Exhibit 10.23

Participants Eligible for Executive

Severance and CIC Plan

Performance-Based Restricted Stock Unit Award

(Stericycle, Inc. 2017 Long-Term Incentive Plan)

Participant:	%%FIRST_NAME%-% %%LAST_NAME%-%
PSU Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-%
Number of PSU Shares:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Performance Period:	January 1, 2019 through December 31, 2022
Performance Year:	Each calendar year during the Performance Period

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Award Agreement”), dated as of the Grant Date specified above, by and between Stericycle, Inc. (the “Company”) and Participant, is entered into pursuant to the Stericycle, Inc. 2017 Long-Term Incentive Plan (as the same may be amended, restated, supplemented and otherwise modified from time to time, the “Plan”).  This Award Agreement is subject to the terms and conditions of the Plan.

1.Defined Terms.  All capitalized terms not otherwise defined in the text of this Award Agreement have the meanings attributed to them in the Plan.

2.Grant of Performance Restricted Stock Units.  Subject to the terms and conditions of the Plan and this Award Agreement, the Company hereby grants to Participant a Full Value Award under the Plan in the form of performance-based restricted stock units (“Performance Stock Units”).  The Performance Stock Units shall vest based on (a) Participant’s continued service with the Company and its Subsidiaries and (b) satisfaction of Performance Targets, as described in Paragraph 3.  Each Performance Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to Participant a share of Common Stock, or its cash equivalent, subject to the terms and conditions of the Plan and this Award Agreement, and is not an actual share of Common Stock.  Prior to settlement, as described in Paragraph 4, Performance Stock Units are only bookkeeping entries, either on the Company’s own records or on those of E*Trade (or any other record keeper that the Company may use in connection with the administration of the Plan), and Participant shall not have any rights as a stockholder of the Company in respect of his or her Performance Stock Units.

3.Vesting.

(a)

Performance Targets.  For each Performance Year during the Performance Period, the Compensation Committee of the Stericycle Board of Directors (“the Committee”) shall establish performance targets (“Performance Targets”) that shall apply to such Performance Year.  The Performance Targets shall be established within the first 90 days of the Performance Year and at a time when the outcome as to the Performance Targets is substantially uncertain.  The Performance Targets for the 2019 Performance Year are set forth in Appendix A (which is incorporated into and forms a part of this Award Agreement).  The Performance Targets for Performance Years after 2019 shall be established by the Committee in accordance with this subparagraph (a) and shall be added to (or as a Supplement to) Appendix A for such Performance Year in such form as the Committee determines.

(b)

General Vesting Rules.  A maximum of one third of the Performance Stock Units may become earned and vested on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date” for the Performance Year ending immediately prior to the applicable anniversary of the Grant Date) provided that Participant’s Termination Date has not occurred as of the applicable Vesting Date.  Subject to the terms and conditions of this Award Agreement, the actual number of Performance Stock Units that become earned and vested as of a Vesting Date (“Vested Performance Stock Units”) shall be determined in accordance with Appendix A based on satisfaction of the Performance Targets for the Performance Year.  All Performance Stock Units that become Vested Performance Stock Units on a Vesting Date shall be distributed to Participant in accordance with Paragraph 4.  Except as otherwise provided by the Committee or this Award Agreement, if Participant’s Termination Date occurs for any reason prior to the applicable Vesting Date for a Performance Year, then, as of Participant’s Termination Date, all then unvested Performance Stock Units shall be cancelled and shall be forfeited, none of unvested Performance Stock Units shall become Vested Performance Stock Units and Participant shall have no rights under or with respect any of the unvested Performance Stock Units.

(c)

Special Rules for Death.  Notwithstanding the provisions of subparagraph 3(b), if Participant’s Termination Date occurs prior to a Vesting Date on account of Participant’s death, then all of the then outstanding unvested Performance Stock Units shall become Vested Performance Stock Units, without regard to satisfaction of the Performance Targets, and the date of Participant’s death shall be the “Vesting Date” for such Performance Stock Units for purposes of Paragraph 4.

(d)

Employee Covenant Agreement.  This Award is subject to forfeiture and automatic cancellation as provided in the Employee Covenant Agreement referred to in Paragraph 6 of this Award Agreement. In addition, Participant may be required to repay the Company any cash paid in settlement of the Award, and the net proceeds from the sale of any stock issued in settlement of the Award, as also provided in the Employee Covenant Agreement.

(e)

Change of Control.  If (i) a Change of Control occurs prior to a Vesting Date, (ii) on or within 12 months following the Change of Control (the “Protected Period”), Participant’s Termination Date occurs as a result of a Qualifying Termination (as defined in subparagraph (e)), and (iii) the Release Requirements (as defined in subparagraph (e)) are satisfied as of the date that is 60 days following Participant’s Termination Date, then all of the Performance Stock Units then outstanding shall become Vested Performance Stock Units at the target level of performance and the Termination Date shall be the “Vesting Date” for purposes of Paragraph 4.

(f)For purposes of this Award Agreement:

(i)A “Qualifying Termination” means the occurrence of Participant’s Termination Date by reason of (I) termination by the Company or a Subsidiary without Cause or (II) termination by Participant for Good Reason (as defined below).

(ii)Participant’s Termination Date shall be considered to have terminated for “Good Reason” if (A) without Participant’s consent, one or more of the following actions or omissions occurs: (I) a material reduction in Participant’s base salary or bonus opportunity as in effect immediately prior to the Change of Control, (II) a material reduction in the level of Participant’s incentive plan participation (without replacement of substantially equal value) as in effect immediately prior to the Change of Control, (III) the elimination (without replacement) of a material benefit provided to Participant immediately prior to the Change of Control, (IV) Participant is required to be based at any office or location more than 50 miles from Participant’s office or location in effect immediately prior to the Change of Control, (V) any material diminution in Participant’s authority, duties or responsibilities as in effect immediately prior to the Change of Control, or (VI) any material breach of this Award Agreement or the Plan by the Company or the Committee, (B) Participant notifies the Company in writing of the event constituting Good Reason within 90 days after the occurrence of such event and within the Protected Period, (C) the Company has not cured the event constituting Good Reason within 30 days following receipt of the notice from Participant, and (D) Participant terminates employment within 5 days following expiration of the cure period.  For the avoidance of doubt, a delay in the delivery of a notice of Good Reason or in Participant’s termination following the lapse of the cure period shall constitute a waiver of Participant’s ability to terminate for Good Reason under this Award Agreement.

(iii)The “Release Requirements” will be satisfied as of any date provided that, as of such date, Participant (A) has timely delivered to the Company a general waiver and release of claims in favor of the Company and related parties (the “Release”) in such form provided by the Company in its sole discretion and with such terms and conditions (which shall include, but are not limited to, non-competition, non-solicitation, confidentiality, and other restrictive covenants, as well as the events that shall result in the forfeiture, recoupment, and/or claw-back of the benefits provided under this Award Agreement and the Plan) as are reasonably acceptable to the Company, (B) Participant does not revoke the Release, and (C) the revocation period related to such Release has expired.

4.Settlement. If any of the Performance Stock Units become Vested Performance Stock Units, the Award shall be settled with respect to such Vested Performance Stock Units as soon as practicable after the applicable Vesting Date but no later than 45 days after the Vesting Date.  Settlement of the Vested Performance Stock Units shall be made, in the sole discretion of the Committee, in (a) the form of shares of Common Stock (with one share of Common Stock distributed for each Vested Performance Stock Unit and cash equal in value to any fractional Vested Performance Stock Unit) registered in the name of Participant, (b) a lump sum cash payment equal to the Fair Market Value (determined as of the Vesting Date) of the number of shares of Common Stock determined under subparagraph (a), or (c) a combination of the payment forms described in subparagraphs (a) and (b).  Participant shall be entitled to settlement only with respect to Vested Performance Stock Units.

5.Withholding.  This Award and the delivery of shares of the Common Stock or the payment of cash in settlement of the Award pursuant to Paragraph 4 shall be conditioned upon the satisfaction of any applicable withholding tax obligation.  Such withholding obligations shall be satisfied through the surrender of shares of Common Stock (or other amounts) to which the Participant is otherwise entitled under the Plan (net withholding) unless the Participant elects to satisfy such withholding (a) through cash payment by the Participant or (b) through the surrender of shares of Common Stock that the Participant already owns.  Notwithstanding the foregoing, previously-owned Common Stock that has been held by Participant or Common Stock to which Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

6.Employee Covenant Agreement. This Award Agreement and the grant of Performance Stock Units to Participant are subject to Participant’s acceptance of and agreement to be bound by the Employee Covenant Agreement which has been provided or made available to Participant with this Award Agreement. The Company would not have granted the Award to Participant without Participant’s acceptance of and agreement to be bound by the Employee Covenant Agreement.

7.Transferability. None of the Performance Stock Units may be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 9.5 of the Plan. The Award shall not be subject to execution, attachment or similar process.

8.Interpretation/Administration. This Award Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Participant’s rights in respect of the Performance Stock Units without Participant’s consent.

If there is a conflict or inconsistency between this Award Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Award Agreement and the Plan shall be final and binding.

The authority to manage and control the operation and administration of this Award shall be vested in the Committee, and the Committee shall have all powers with respect to the Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to the Award or this Award Agreement is final and binding on all persons.

9.No Employment Rights. Nothing in this Award shall be considered to confer on Participant any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Participant’s employment.

10.No Stockholder Rights. Participant shall not have any rights as a stockholder of the Company in respect of any of Performance Stock Units unless and until this Award vests and is settled in shares of Common Stock.

11.Governing Law. This Award Agreement shall be governed in accordance with the laws of the State of Illinois.

12.Binding Effect. This Award Agreement shall be binding on the Company and Participant and on Participant’s heirs, legatees and legal representatives.

13.Effective Date. This Award shall not become effective until Participant’s acceptance of this Award and agreement to be bound by the Employee Covenant Agreement. Upon such acceptance and agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Participant.  If, within 90 days of the Grant Date, this Award is not accepted and/or if the Employee Covenant Agreement is not signed and returned to the Company, the Award shall be forfeited and cancelled and Participant shall have no further rights under or with respect thereto.

14.Adjustment.  This Award, and the shares of Common Stock subject hereto, shall be subject to adjustment by the Committee in accordance with the terms of the Plan.

15.Code Section 409A.  It is intended that any amounts payable or benefits provided under this Award Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Participant to payment of any additional tax, penalty or interest imposed under Code Section 409A and any ambiguities herein shall be interpreted to so comply.  Neither the Company nor any of the Subsidiaries, however, makes any representation regarding the tax consequences of this Award.  Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to Code Section 409A, and if such payment or benefit is to be paid or provided on account of Participant’s Termination Date (or other separation from service or termination of employment):

(a)

and if Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following Participant’s separation from service; and

(b)

the determination as to whether Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of Code Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

APPENDIX A

Performance Targets

Calculation of Vested Performance Stock Units

Performance Goal—2019 Performance Year

The Performance Goal for the 2019 Performance Year is the Company’s non-GAAP earnings per diluted share (“EPS”).

Calculation of Vested Performance Units for 2019 Performance Year

Target EPS performance for the 2019 Performance Year is $4.65 (“Target EPS”).

No Performance Stock Units shall become Vested Performance Stock Units for the 2019 Performance Year unless EPS, as certified by the Committee, equals or exceeds 95% of the Target EPS (i.e., only if EPS equals or exceeds $4.4175).

If EPS for the 2019 Performance Year equals or exceeds 95% of the Target EPS for the 2019 Performance Year, then, subject to the other terms and conditions of the Award Agreement and the Plan (including the continuing employment requirements), the percentage of the Performance Stock Units that shall vest for the 2019 Performance Year as of the Vesting Date for that Performance Year shall be determined in accordance with the following chart.

Executive EPS 2019
EPS Target	Achievement Percent	EPS Payout
3.61	100.0%	100%
3.59	99.5%	95%
3.57	99.0%	90%
3.56	98.5%	85%
3.54	98.0%	80%
3.52	97.5%	75%
3.50	97.0%	70%
3.48	96.4%	65%
3.46	95.8%	60%
3.44	95.3%	55%
3.42	94.7%	50%
3.40	94.2%	45%
3.38	93.6%	40%
3.36	93.1%	35%
3.34	92.5%	30%
3.32	92.0%	25%
3.31	91.7%	0%

* % of Target EPS achieved will be rounded to the nearest tenth of a percent and the amount to vest within each point on the grid shall be interpolated on a linear basis.